Exhibit 10.46

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into November 19, 2020 and is effective as of October 1, 2020 (“Effective Date”), by and between Orgenesis Services Sàrl, a Swiss corporation (the “Company”), and Vered Caplan (the “Employee”).

WHEREAS, the Company is a wholly-owned, direct subsidiary of Orgenesis, Inc. (“Parent”);

WHEREAS, it is intended that the Company will enter into a services agreement with Parent to provide strategic services to the Parent pursuant to a Services Agreement dated as of November 10, 2020; (“Services Agreement”):

WHEREAS, Employee will be a material provider of services in the Services Agreement;

WHEREAS, the Employee, pursuant to a separate appointment by the Parent, will continue as the Chairperson and a member of the board of directors of Parent.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Employment, Position And Duties.

1.1	Position. Effective as of October 1, 2020 (the “Start Date”), the Employee will serve as the Chief Executive Officer (“CEO”) and President of the Company and, in such other related capacity as the Company may from time to time reasonably require. The Employee will also continue to serve as the Chairperson of the Board of Directors of the Company (the “Company Board”).

1.2	Duties. The Employee will perform such duties as are regularly and customarily performed by the CEO and President of a company, including but not limited to, being accountable and responsible for overall direction, strategy, research, development and operations of the Company, including fundraising and regulatory compliance.

1.3	Location. The Employee will carry out her work from her home office in Switzerland or out of the offices of the Company in Switzerland, at her discretion. The Employee acknowledges that she may be required to travel in connection with the performance her duties for the Company and in her capacity as Chairperson of Parent.

1.4	Reporting. The Employee shall take directions from the Company’s Board.

1.5	Time and Efforts. During the Employee’s employment with the Company, the Employee will:

1.5.1	diligently, honestly and faithfully serve the Company and use her best efforts to promote and advance the interests of the Company;

1.5.2	devote significant time and effort and attention to the business and affairs of the Company and its affiliates and subsidiaries; and,

1.5.3	perform her duties in accordance with applicable laws and in accordance with the policies and procedures of the Company as the same may be established and revised by the Company from time to time.

2.	Remuneration, Expenses And Other Benefits

2.1.	Salary.

2.1.1.	For fulfilment of the Employee’s obligations as CEO and President of the Company under this Agreement, commencing October 1, 2020, the Company shall pay the Employee a gross monthly salary of CHF 13,345.05 (the “Base Salary”), payable in accordance with the Company’s payroll practices, but in no event less frequently than monthly.

2.1.2.	The Employee acknowledges that the Base Salary includes all compensation for overtime. Thus, no overtime shall be paid or compensated.

2.1.3.	The Employee agrees and acknowledges that her position is one that requires a special measure of personal trust and loyalty and constitutes a high leadership position according to Article 3 lit. d of the Swiss Federal Act of March 13, 1964 on Work in Industry, Trade and Commerce (LTr).

2.1.4.	Any employment relationship in the Company is built on trust and on work during flexible hours. According to this principle, the Employee’s work and rest hours are determined according to the Company’s needs, taking into consideration the Employee’s needs and the needs of the Company. Therefore, insofar as this shall be required by virtue of work needs, the Employee shall be expected to be available to the Company also during irregular and exceptional hours, beyond the normal workday in Company.

2.1.5.	The Base Salary includes the last cost of living allowance that has been paid before signing this Agreement. The Base Salary shall be updated according to the cost of living allowance that shall be in force from time to time, and it shall be paid to the Employee not later than the ninth day of each month, for the previous month.

2.2.	Representation fees. The Company will pay Employee CHF 24,000 annual representation fees in monthly instalments of CHF 2,000 per month.

2.3.	Pension plan.

2.3.1.	For the work performed for the Company, the Employee shall participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time. The Employee’s contributions are deducted by the Company from the gross Salary.

2.4.	Cellular Phone and Internet Services.

2.4.1.	The Company shall provide the Employee with a cellular phone (the “Cellular Phone”) to be placed at the Employee’s disposal for her use in the course of performing her obligations under this Agreement, provided that the Company’s procedures in respect thereof are followed.

2.4.2.	The Employee shall return the Cellular Phone (together with any other equipment supplied) to the Company’s principal office upon termination of her employment under this Agreement. The Employee shall have no property rights with respect to the Cellular Phone and/or any of said other equipment.

2.4.3.	The Employee shall bear any taxes levied in connection with the Cellular Phone and/or the use thereof.

2.4.4.	The Company shall pay for internet services provided to the Employee for her home computer. The Employee shall bear any taxes that may be levied in connection therewith.

2.5.	Travel allowance. The Company shall provide the Employee with a travel allowance of CHF 1,200 per month, which shall be paid monthly in accordance with the Company’s payroll practices.

2.6.	Stock Options. The Employee may be granted options awards from time to time, as per the discretion of the compensation committee of Parent.

2.7.	Bonus. Any bonus payable to the Employee for any year is at the absolute discretion of the Company and its compensation committee. In particular, the eligibility criteria as well as any payment under the bonus plan, if applicable, will be determined by the Company and its compensation committee at their absolute discretion. The Company may modify or repeal the discretionary bonus plan, if applicable, at its discretion at any time. Furthermore, any bonus payment for one or more years does not grant a right to any future bonuses.

2.8.	Expenses. The Company will reimburse the Employee for expenses reasonably and properly incurred by her in the performance of her duties and responsibilities under this Agreement, in accordance with a budget that will be pre-approved.

2.9.	Vacation. The Employee will be entitled to five (5) weeks paid vacation each calendar year to be taken at such time or times as the Employee may select and as the Company Board may reasonably approve, having regard to the business affairs and operations of the Company.

2.10.	Indemnity and D&O Insurance. The Company agrees to arrange to allow the Employee to benefit from any director and officer liability insurance coverage policy carried by either of them. In addition, the Company shall provide Employee with an indemnification agreement at least as favorable as those provided to other senior executive officers and directors of Parent.

3.	Employment Period and Termination Thereof.

3.1.	The Employee’s employment by the Company shall commence on the date specified in this Agreement, and shall not be limited in time.

3.2.	The Employee’s employment may be terminated by either party subject to the delivery of prior written notice by the terminating party, as follows: (i) at least six (6) months in advance if the termination is by the the Employee for any reason or by the Company other than for just cause according to Article 337 Swiss Code of Obligations (SCO) as described in Appendix A hereto “Just Cause”); and (ii) at least twelve (12) months in advance, if termination is by the Company following a Change of Control (as defined below) other than for Just Cause and (iii) on the day of termination if the termination is for Just Cause (the “Notice Period”).

3.3.	The provisions of Section 2 of Appendix A attached hereto shall apply to the terms of termination of Employee’s employment.

4.	Social Security Contributions.

The Employee and the Company shall each pay half of the contributions, which are owed as a matter of law for AVS (Old Age and Survivors’ Insurance), AI (Invalidity Insurance), APG (Loss of Earnings Insurance), AC (Unemployment Insurance). The Employee’s contributions are deducted by the Company from the gross Salary.

5.	Sick Leave.

In case the Employee is unable to perform her duties under this Agreement due to illness, the Company’s obligation to continue to pay the Employee’s salary is determined by Article 324a of the SCO.

6.	Payments upon Termination.

6.1.	Definition of Accrued Obligations. For the purposes of this Agreement, “Accrued Obligations” means: (i) the portion of the Employee’s Base Salary that has accrued, including vacation time, prior to the end of the present Agreement and has not yet been paid or compensated; and (ii) the amount of any expenses properly incurred by the Employee on behalf of the Company prior to the end of the present Agreement and not yet reimbursed. The Employee’s entitlement to any other compensation or benefit under any plan of the Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

6.2.	Definition of Change of Control. As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (A) The approval by shareholders of the Parent of a merger or consolidation of the Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; or (B) The approval by the shareholders of the Parent of a plan of complete liquidation of the Parent or an agreement for the sale or disposition by the Parent of all or substantially all of the Parent’s assets.

6.3.	Severance Payment in the Case of Termination by Company Without Cause or by the Employee. In the event of termination of this Agreement by the Company other than for cause or by the Employee for any reason whatsoever, the Employee shall be entitled to receive, in addition to the Accrued Obligations, a lump sum payment equal to the sum of (x) the Employee’s annual Base Salary at the rate in effect as of the termination date, and (y) the greater of actual or target Annual Performance Bonus to which the Employee may have been entitled for the year in which the Employee’s employment terminates, in each case less all customary and required taxes and employment-related deductions and subject to the terms and conditions described in Section 6.5 (including the Employee’s execution of a release of claims).

6.4.	Severance Payment in the Case of Termination by Company Without Cause or by the Employee Following a Change of Control. In the event that a Change of Control (as defined in Section 6.2) occurs and that, within a period of one (1) year following the Change of Control, the present Agreement is terminated either by the Company other than for cause, or by the Employee for any reason whatsoever, then, in addition to the Accrued Obligations, the Employee shall receive a lump sum payment equal to one and a half times the sum of (x) the Employee’s annual Base Salary at the rate in effect as of the termination date, and (y) the target Annual Performance Bonus to which the Employee may have been entitled for the year in which the Employee’s employment terminates, in each case less all customary and required taxes and employment-related deductions and subject to the terms and conditions described in Section 6.5 (including the Employee’s execution of a release of claims).

6.5.	Execution of Release of Claims. The Company shall not be obligated to pay the Employee any of the severance payments under Sections 6.3 and 6.4 unless and until the Employee has executed (without revocation) a timely release of claims in a form that is acceptable to the Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to the Employee after thirty (30) days following separation from service, and must be effective and irrevocable prior to the 60th day following the Employee’s separation from service (the “Review Period”), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with the Company and its affiliated entities. If the Employee fails or refuses to return such agreement, or revokes the agreement, within the Review Period, the Employee’s severance payments hereunder and benefits shall be forfeited.

7.	Confidentiality, Non-Competition, Non-solicitation and Intellectual Property.

7.1.	The Employee hereby declares that she is obliged to the provisions of the Confidentiality, Non-Competition, Non-solicitation and Assignment of Intellectual Property clause, as described in Section 3 of Appendix A attached hereto.

7.2.	In addition to the terms and conditions specified above, the other terms and conditions of the Employee’s employment shall be in accordance with the provisions of Appendix A attached hereto, and the policies of the Company, as may be amended from time to time.

8.	General.

8.1.	Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Employee and an authorized officer of the Company.

8.2.	Compliance with Policies and Laws. The Employee agrees to abide by all the policies and procedures, including without limitation, the code of conduct the Company. The Employee also agrees to abide by all laws applicable to the Company, in each jurisdiction in which the aforementioned do business.

8.3.	Governing Law and Venue. This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of Switzerland. The competent courts of Lausanne, canton of Vaud, Switzerland, shall have the exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

8.4.	Notices. Any notice given or required to be given under this Agreement will be in writing and signed by or on behalf of the party giving it. Such notice may be served personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission. Any notice served personally will be deemed served immediately, and if mailed by priority post will be deemed served seventy two (72) hours after the time of posting, and if by electronic transmission, upon successful transmission.

8.5.	Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

8.6.	Assignment of Rights. The Company will have the right to assign this Agreement to another party. The Employee shall not assign the Employees rights under this Agreement or delegate to others any of the Employees’ functions and duties under this Agreement, without the prior express written consent of the Company, which consent may be withheld at the sole discretion of the Company.

8.7.	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

8.8.	Headings. The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this Agreement.

[Signature page to follow.]

INTENDING TO BE LEGALLY BOUND, the parties hereunto have signed this Agreement as of the November 19, 2020

FOR ORGENESIS SERVICES SARL

__________________________

By: [NAME]

Authorized Signatory

Title: [TITLE]

SIGNED by VERED CAPLAN

__________________________

Signature

APPENDIX A TO PERSONAL EMPLOYMENT AGREEMENT

1.	General

1.1	This agreement constitutes an integral part of the personal employment agreement dated October 1, 2020 between Ms. Vered Caplan (the “Employee”) and Orgenesis Services Sàrl (the “Company”) (the “Agreement”).

1.2	The Employee warrants, confirms and undertakes that she is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment to her entering into this Agreement.

1.3	The Employee hereby warrants that she has no medical or other problems, which might prevent her from performing her obligations to work for the Company. The Employee shall notify the Company of any change in her state of health.

2.	Employment Period and Termination Thereof

2.1	During the Notice Period as described in Section 3 of the Agreement, the Employee shall continue to render services to the Company until the end of the Notice Period, unless otherwise instructed by the Company. Nevertheless, the Company shall have the right to put the Employee on garden leave at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee her Salary during the remainder of the Notice Period. If the Employee is put on garden leave, she shall continue to provide her services to the extent deemed necessary by the Company to ensure a smooth transition of her duties and continuation of the Company’s activities. Any severance due the Employee following or upon the termination of employment shall be due following the expiration of the applicable Notice Period.

For the avoidance of any doubt, it is hereby expressed that the Company reserves this right in both the event the notice of termination of employment was delivered by it or in the event that it was delivered by the Employee, and a latter case shall not constitute a dismissal of employment by the Company.

2.2	Notwithstanding the foregoing, the Company may also terminate the employment without notice for just cause according to Article 337 SCO. Just cause exists in particular in, but not limited to, the case of a breach of her fiduciary duty by the Employee, including but not limited to a commission of a felonious crime connected with her employment and/or in the case of a breach of her obligations regarding confidentiality, non-competition and intellectual property, as defined in Section 3 henceforth.

2.3	The Employee undertakes that immediately upon the termination of her employment with the Company (which is effective immediately following the expiration of the applicable Notice Period), for any reason, or prior thereto, as per the Company’s instructions, she shall act as follows:

2.3.1	She shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in her possession and relating to her employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at her disposal;

2.3.2	She shall delete any information relating to the Company or its business from her personal computer, if any;

2.3.3	She shall coordinate her resignation with the Company Board and shareholders of the Company according to the timetable determined by her supervisors, and she shall hand over her duties in an orderly fashion and in accordance with the Company procedures, the documents and all the other matters dealt with by her to whomever the Company instructs, and all to the satisfaction of the Company.

3.	Confidentiality, Non-Competition/Non-solicitation and Intellectual Property

The Employee warrants and undertakes that for as long as she is employed by the Company, and after the termination of such employment, for any reason, she shall maintain in complete confidence any matters that relate to the Company the affairs and/or business thereof, including regarding the terms and conditions of her employment pursuant to this Agreement, and that she shall not harm the goodwill or reputation of the Company and she agrees to the provisions of the confidentiality, non-competition, non- solicitation and intellectual property clauses as specified below.

The Employee’s obligations pursuant to this Section derive from her status and her position in the Company, along with all matters connected therewith, and the terms and conditions of the Employee’s employment pursuant to this Agreement, including her Salary, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for her obligations hereunder.

3.1	Confidentiality

3.1.1	The Employee undertakes to maintain the Confidential Information (as defined below) of the Company, including its Parent and their affiliates, during the term of her employment with the Company and after the termination of such employment, for any reason.

3.1.2	Without derogating from the generality of the foregoing, the Employee hereby agrees that she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to her employment period, any trade secrets or other confidential information, whether patentable or not, of the Company and/or Parent and/or their affiliates, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of Employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee.

3.1.3	The Employee undertakes not to directly or indirectly give and/or transfer, directly or indirectly, to any person or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

3.1.4	The Employee undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

3.1.5	The Employee will not use or disclose any confidential information or trade secrets, if any, of any former employer or any third party or any information in respect of which the Employee has confidentiality obligations, and will not bring onto the premises of the Company any such information, unless express written consent was provided by such former employer or third party.

3.1.6	In the event the Employee is in breach of any of her above obligations, she shall be liable to indemnify, compensate and hold the Company harmless in respect of all damages and/or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and applicable taxes, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

3.2	Non-Competition/ Non-Solicitation

3.2.1	The Employee undertakes that during the period of her employment with the Company and for a period of twelve (12) months after the termination thereof, for any reason, she shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, Parent, or their affiliates, or in the field in which the Company engages, is engaged or is about to engaged (the “Competitive Occupation”).

The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Employee alone or in cooperation with others and shall apply to the participation of the Employee in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3.3	Intellectual Property, Copyright and Patents

3.3.1	The Employee hereby acknowledges and agrees that the Company owns and shall own any and all Intellectual Property Rights created, made or discovered by the Employee or employee or personal that reports to Employee either: during the term of employment; and/or in connection therewith; and/or in connection with the Company, its business (actual and/or contemplated), products, technology and/or know how or that of Parent (“Company IPR”). Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.3.2	The Employee hereby assigns to the Company and/or its designee, all right, title and interest in and to Company IPR upon its creation. The Employee will assist the Company to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Employee’s relationship with the Company, all for no additional consideration provided that Employee shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document required, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and in its behalf to further the above purposes.

3.3.3	The Employee hereby waives, releases and forever discharges any claims and/or demands whatsoever, whether in law, in equity or otherwise, in relation to the Company IPR, including without limitation any moral rights and rights to receive royalties in connection therewith and expressly waive any rights to receive royalties under Swiss law.

3.3.4	The Employee represents and warrants that upon execution hereof it has not created and does not have any right, title or interest in and to any Intellectual Property Rights related and/or similar to Company’s business, products or Intellectual Property Rights. The Employee undertakes not to incorporate any prior inventions in any Company IPR.

3.3.5	The Employee undertakes to immediately inform and deliver to the Company, written notice of any Company IPR conceived/ invented by her and/or personal of the Company and/or its successors who are subordinate to her, immediately upon the discovery thereof.

3.3.6	The Employee’s obligations pursuant to this Section shall survive the termination of her employment with the Company and/or its successors and assigns with respect to inventions conceived by her during the term of her employment or as a result of her employment with the Company.

3.4	Employee acknowledges that the restricted period of specified hereunder are reasonable, in view of her position and the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation she receives. Notwithstanding anything contained herein to the contrary, if the period of time specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to her by the Company under this Agreement were determined, inter alia, in consideration for her obligations under this Section 3.

4.	Taxes

The Employee shall bear all the taxes deriving from the rights and benefits received by her pursuant to this Agreement. It is hereby expressed that all the amounts specified in this contract are gross and statutory tax shall be deducted from them.

I have carefully read this agreement and its appendices thereto, I have understood the contents, the terms and conditions included therein and undertake to perform all the thereof and I agree to the obligations therein.

Signature:	____________________________

Employee’s name:	Vered Caplan
Date:	[date]